Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement and related Prospectus (Form S-3 No. 333-115372) of eDiets.com, Inc., the Registration Statement (Form S-8 No. 333-90046) pertaining to the eDiets.com, Inc. Stock Option Plan and the Registration Statement (Form S-8 No. 333-122763) pertaining to the eDiets.com, Inc. Equity Incentive Plan of our report dated March 18, 2009, with respect to the consolidated financial statements and schedule of eDiets.com, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP
Certified Public Accountants

Ft. Lauderdale, Florida

March 18, 2009